Exhibit 10.1

LOAN AGREEMENT

Among

CF EQUIPMENT LOANS, LLC,

as Lender and as Collateral Agent,

and

APIO, INC.

and

APIO COOLING A CALIFORNIA LIMITED PARTNERSHIP,

as Borrowers

Dated as of February 26, 2016

ii

iii

LOAN AGREEMENT

THIS LOAN AGREEMENT dated as of February 26, 2016 (this “Agreement”) between CF Equipment Loans, LLC, a Delaware limited liability company (“CF”), as lender (with its successors and assigns, “Lender”) and as collateral agent for the benefit of itself and Lender (together with its successors and assigns, “Collateral Agent”), and Apio, Inc., a Delaware corporation (“Apio”), and Apio Cooling A California Limited Partnership, a California limited partnership (“Apio Cooling”; Apio and Apio Cooling may be referred to herein individually as “Borrower” and collectively as “Borrowers”).

WHEREAS, Borrowers propose to borrow from Lender the proceeds of the Loan (defined below) upon the terms and conditions set forth herein; and

WHEREAS, Lender is willing to make such Loan to Borrowers upon the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and in consideration of the premises contained in this Agreement, Lender, Collateral Agent and Borrowers agree as follows:

ARTICLE I

DEFINITIONS AND EXHIBITS

Section 1.01. Definitions. The following terms used herein will have the meanings indicated below unless the context clearly requires otherwise:

“Agreement” means this Agreement, including all exhibits hereto, as any of the same may be supplemented or amended from time to time in accordance with the terms hereof.

“Borrower Documents” means, collectively, this Agreement, the Promissory Notes, the Mortgages, the Environmental Indemnity Agreement, the Security Deposit Account Agreement and any other agreements, documents or certificates executed by either Borrower in connection with the Loan contemplated by this Agreement.

“Business Day” means and includes any calendar day other than a day on which all commercial banks in the City of New York, New York are required or authorized to be closed.

“Cal Ex” means Cal Ex Trading Company, a Delaware corporation.

“Closing Date” means February 26, 2016.

“Collateral” means (a) the Real Estate Collateral and (b) the Equipment Collateral.

“Collateral Agent Documents” means this Agreement and the Mortgages and any other document or agreement that is executed in connection with transactions contemplated hereby and to which Collateral Agent is a party.

“Contested Taxes” means any tax, assessment, charge or claim whose amount, applicability or validity is diligently being contested in good faith by appropriate proceedings; provided, however, if the failure to pay such Contested Taxes results in a Lien on the Real Estate Collateral, (a) Borrowers shall obtain title insurance endorsements and bonds or other security in a manner acceptable to Collateral Agent in its reasonable but sole discretion, and (b) Borrowers must demonstrate to Collateral Agent’s reasonable satisfaction that the proceedings will conclusively operate to prevent the sale of any Real Estate Collateral in order to satisfy the Lien prior to the final determination of such proceedings.

“Credit Party” means, individually, each Borrower and Guarantor, and “Credit Parties” means, collectively, each and every Credit Party.

“Damaged Collateral” means any portion of the Collateral that is lost, stolen, destroyed or damaged beyond repair.

“Damaged Collateral Amount” means, (a) with respect to the Real Estate Collateral, an amount equal to the product of (i) the then current Prepayment Amount and (ii) a percentage equal to the original appraised value of the Damaged Collateral divided by the original appraised value of all of the Real Estate Collateral, and (b) with respect to the Equipment Collateral, an amount equal to the product of (i) the then current Prepayment Amount and (ii) a percentage equal to the original cost of the Damaged Collateral divided by the original cost of all of the Equipment Collateral.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default as provided in Article X hereof.

“Effective Period” means, (a) with respect to the first period, the period beginning on the Closing Date and continuing through the earlier of (i) the date that the first Loan Payment (or part thereof) is received by Lender and (ii) the first Payment Date, and, (b) with respect to each subsequent period, the period beginning on the day after the last day of the immediately preceding Effective Period and shall continue through the earlier of (i) the date that the next scheduled Loan Payment (or part thereof) is received by Lender and (ii) the next Payment Date after the beginning of the current Effective Period.

“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement dated as of even date herewith executed by Borrowers and Guarantor for the benefit of Lender and Collateral Agent, as hereafter modified, amended or restated from time to time.

“Environmental Laws” means any federal, state and local laws relating to emissions, discharges, releases of Hazardous Wastes or Materials into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Wastes or Materials.

“Equipment Collateral” means (a) the equipment and other collateral pledged to Lender hereunder as described in Exhibit B hereto, (b) all substitutions for any of the foregoing property, and (c) all proceeds of any of the foregoing property.

“Equipment Facility Documents” means, collectively, the Master Security Agreement dated as of April 23, 2012 between GECC and Apio and certain equipment schedules and promissory notes issued thereunder from time to time, each as hereafter modified, amended or restated from time to time.

“Equipment Note” means the Promissory Note dated as of the Closing Date by Borrowers payable to the order of Lender in the original amount of $9,089,389.88, as amended, modified and restated from time to time.

“Existing Loan Agreement” means that certain Loan Agreement dated as of April 23, 2012 between Borrower and General Electric Capital Corporation, predecessor-in-interest to CF, as hereafter modified, amended or restated from time to time.

“First Amendment” means that certain First Amendment to Open-End Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated as of February 25, 2016, but not effective until February 26, 2016, between Borrower and Lender and relating to the Property located in Pennsylvania.

“GAAP” means generally accepted accounting principles applied on a consistent basis.

“GreenLine Logistics” means Greenline Logistics, Inc., an Ohio corporation.

“Guarantor” means Landec Corporation, a Delaware corporation.

“Guaranty Agreement” means the Guaranty dated as of even date herewith by Guarantor for the benefit of Lender and Collateral Agent, as hereafter modified, amended or restated from time to time.

“Guarantor Documents” means the Guaranty Agreement, the Environmental Indemnity Agreement and any other agreements, documents or certificates executed by Guarantor in connection with the Loan contemplated by this Agreement.

“Hazardous Waste or Materials” means any substance or material defined in or designated as hazardous or toxic wastes, hazardous or toxic material, a hazardous, toxic or radioactive substance, or other similar term, by any Environmental Law now or hereafter in effect.

“Interest Rate” means, for each Effective Period (other than the first Effective Period), an annual interest rate equal to the sum of (a) 2.25% and (b) the LIBOR Rate (expressed either as a positive or negative number, as the case may be). The Interest Rate for the Effective Period from the Closing Date through the day immediately preceding the first Payment Date is 2.73%.

“Lender” means (a) CF, acting as lender under this Agreement, (b) any surviving, resulting or transferee corporation of CF and (c) except where the context requires otherwise, any assignee(s) of Lender.

“LIBOR Rate” means for each Effective Period, the rate posted under the column indicating the one-month London Interbank Offered Rate ("LIBOR") which is published in the “Money Rates” column of the Wall Street Journal, Eastern Edition (or, in the event such rate is not so published, in such other nationally recognized publication as Lender may specify) on the first Business Day of the calendar month in which such Effective Period commences.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, lien, charge, encumbrance or claim against or interest in property of any kind or nature whatsoever.

“Loan” means the loan from Lender to Borrowers pursuant to this Agreement.

“Loan Documents” means, collectively, the Borrower Documents, the Guarantor Documents and any other agreements, documents or certificates executed by any Credit Party in connection with the Loan contemplated by this Agreement.

“Loan Payments” means the loan payments payable by Borrowers pursuant to the provisions of this Agreement and the Promissory Notes. The principal portions of the Loan Payments are specifically set forth in Exhibits A-1 and A-2 hereto, and the interest portions of the Loan Payments are determined pursuant to Article II hereof. As provided in Article II hereof, Borrower shall pay Loan Payments to Lender in the amounts set forth in Article II hereof and the Promissory Notes.

“Loan Proceeds” means the total amount of money disbursed by Lender to the entities and in the amounts set forth in Exhibit D hereto pursuant to Section 2.02 hereof for disbursement on behalf of Borrowers in accordance with the settlement statement executed on behalf of Borrowers at closing.

“Mortgage” means, individually, (a) with respect to the Property located in Pennsylvania, that certain Open-End Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated as of April 19, but not effective until April 23, 2012, executed by Greenline Foods, Inc., as predecessor in interest to Apio for the benefit of Collateral Agent (as assignee of General Electric Capital Corporation, as collateral agent), as amended by the First Amendment, or, (b) with respect to the other Properties, a Mortgage or Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated as of the date hereof executed by Apio for the benefit of Collateral Agent, as hereafter modified, amended or restated from time to time, and “Mortgages” means, collectively, each and every Mortgage.

“Obligations” means any and all obligations and indebtedness, payment, performance or otherwise, arising out of any of the following, as amended, modified or restated from time to time: (a) this Agreement, (b) the Promissory Notes, and (c) any other Loan Document.

“Ordinary Course of Business” means, in respect of any transaction involving any person or entity, the ordinary course of such person’s or entity’s business, as conducted by any such person or entity in accordance with past practice and undertaken by such person or entity in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organizational Documents” means, with respect to any organization, the documents by which such organization was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such organization (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

“Payment Date” means each date that a Loan Payment is due and payable, which Payment Dates are set forth in Exhibits A-1 and A-2 hereto.

“Permitted Exceptions” means, with respect to each Property, the permitted exceptions set forth in Exhibit B to the Mortgage encumbering such Property.

“Permitted Liens” means (a) any Lien created under any Loan Documents, (b) Liens for taxes, fees, assessments or other governmental charges which are not past due or remain payable without penalty, (c) with respect to the Equipment Collateral, any Lien created hereunder and the Equipment Facility Documents, (d) with respect to the Revolving Facility Collateral, any Lien created under the Revolving Facility Documents, (e) carriers’, warehousemen’s, mechanic’s, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not past due or remain payable without penalty or which are being contested in good faith by appropriate proceedings diligently prosecuted and which (i) Borrowers obtain title insurance endorsements and bonds or other security in a manner acceptable to Collateral Agent in its reasonable but sole discretion, (ii) Borrowers demonstrate to Collateral Agent’s reasonable satisfaction that the proceedings will conclusively operate to prevent the sale of any Real Estate Collateral in order to satisfy the Lien prior to the final determination of such proceedings, and (iii) Borrowers maintain adequate reserves in accordance with GAAP, and (f) Liens consisting of judgment or judicial attachment liens (other than for payment of taxes, assessments or other governmental charges), provided that (i) the enforcement of such Liens is effectively stayed, (ii) Borrowers obtain title insurance endorsements and bonds or other security in a manner acceptable to Collateral Agent in its reasonable but sole discretion and (iii) all such Liens secure claims in the aggregate at any time outstanding for Borrowers and their subsidiaries not exceeding $350,000.

“Prepayment Amount” means the amount which Borrowers may or must from time to time pay or cause to be paid to Lender in order to prepay the Loan, as provided in Section 2.07 hereof, such amount being the sum of (a) the principal amount of the Loan or portion thereof being prepaid, (b) any accrued interest thereon and (c) any other amounts due and owing hereunder.

“Promissory Notes” means, collectively, (a) the Real Estate Note, and (b) the Equipment Note.

“Property” means, individually, “Property” as defined in each Mortgage, and “Properties” means, collectively, each and every Property.

“Real Estate Collateral” means, collectively, (a) the Properties, (b) all substitutions for any portion of any Property, and (c) all proceeds of any of the foregoing property.

“Real Estate Note” means the Promissory Note dated as of the Closing Date by Borrowers payable to the order of Lender in the original amount of $7,686,000.00.

“Revolving Facility Collateral” means all personal property assets of Borrowers.

“Revolving Facility Documents” means the Credit Agreement dated as of April 23, 2012 among Apio, Cal Ex and GreenLine Logistics, as borrowers, the other persons thereto designated as credit parties, the lenders party thereto from time to time, and GECC, as agent for such lenders, as the same may be amended, restated or replaced from time to time.

“Security Agreement” means the Security Agreement dated as of April 23, 2012 among Collateral Agent, Apio, GreenLine Logistics and Cal Ex, as the same may be amended, restated or replaced from time to time.

“Security Deposit” means a portion of the Loan Proceeds in the amount of $886,626 being held by Collateral Agent pursuant to the Security Deposit Account Agreement.

“Security Deposit Account Agreement” means the Security Deposit Account Agreement dated as of even date herewith between Collateral Agent and Borrowers, as the same may be amended, restated or replaced from time to time

“State” means the State of New York.

“Tenant” means Herb Thyme Farms, Inc., as successor to Herbal Gardens, Inc.

“Terrorism Laws” means Executive Order 13224 issued by the President of the United States of America, the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations) and the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), and all other present and future federal, state and local laws, ordinances, regulations, policies and any other requirements of any governmental authority (including, without limitation, the United States Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as hereafter supplemented, amended or modified from time to time, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.

“Title Company” means First American Title Insurance Company.

“UCC” means the Uniform Commercial Code as adopted and in effect in the State.

Section 1.02. Exhibits. The following exhibits are attached hereto and made a part hereof:

Exhibit A-1:     Schedule of Principal Portions of Loan Payments (Real Estate Note).

Exhibit A-2:     Schedule of Principal Portions of Loan Payments (Equipment Note).

Exhibit B:     List of Equipment Collateral.

Exhibit C:     Form of Certificate of Chief Financial Officer.

Exhibit D:     Pay Proceeds Schedule.

Section 1.03. Rules of Construction. (a) The singular form of any word used herein, including the terms defined in Section 1.01 hereof, shall include the plural, and vice versa. The use herein of a word of any gender shall include correlative words of all genders.

(b)     Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivision of this Agreement as originally executed. The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole.

(c)     The headings or titles of the several articles and sections shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.

ARTICLE II

TERMS OF LOAN

Section 2.01. Loan. Lender hereby agrees, subject to the terms and conditions of this Agreement, to lend to Borrowers the amount of $16,775,389.88; and Borrowers hereby agree to borrow from Lender such amount. The Loan is evidenced by the Promissory Notes. Upon fulfillment of the conditions set forth in Article III hereof, Lender shall disburse the Loan Proceeds to the entities and in the amounts set forth in Exhibit D hereto. Borrowers’ obligation to repay the Loan shall commence, and interest shall begin to accrue, on the date that Loan Proceeds are disbursed by Lender pursuant to the preceding sentence.

Section 2.02. Interest. The principal amount of the Loan outstanding from time to time shall bear interest at an annual rate equal to the lesser of the Interest Rate and the highest rate permitted by law. Interest shall be calculated on the basis of a 365-day year (or a 366-day leap year, as applicable) and will be charged at the Interest Rate for each calendar day on which any principal is outstanding. Interest accruing on the principal balance of the Loan outstanding from time to time shall be payable on each Payment Date and upon earlier demand in accordance with the terms hereof or prepayment in accordance with Section 2.06 hereof.

Section 2.03. Payments. Borrowers shall pay to Lender on each Payment Date Loan Payments, consisting of principal, in the amounts set forth in Exhibits A-1 and A-2 hereto and in the Promissory Notes, and interest accruing at the Interest Rate on the principal amount of the Loan outstanding hereunder from time to time during each Effective Period. All amounts required to be paid by Borrowers hereunder shall be paid in lawful money of the United States of America in immediately available funds.

Section 2.04. Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day.

Section 2.05. Loan Payments To Be Unconditional. The obligations of Borrowers to make the Loan Payments required under this Article II and to make other payments hereunder and to perform and observe the covenants and agreements contained herein shall be absolute and unconditional in all events, without abatement, diminution, deduction, setoff or defense for any reason, including (without limitation) any failure of any improvement to be completed or any accident, condemnation, destruction or unforeseen circumstances. Notwithstanding any dispute between either Borrower and any of Lender, Collateral Agent or any other person, Borrowers shall make all Loan Payments when due and shall not withhold any Loan Payments pending final resolution of such dispute, nor shall Borrowers assert any right of setoff or counterclaim against its obligation to make such payments required under this Agreement.

Section 2.06. Prepayments. (a) Borrowers may, in their discretion, prepay the Loan and the Promissory Notes in whole at any time on a payment date by paying the applicable Prepayment Amount.

(b)     Borrowers shall prepay the Loan and the Promissory Notes in whole or in part at any time pursuant to Sections 8.01 and 8.02 hereto hereof by paying the applicable Damaged Collateral Amount.

(c)     Borrowers shall prepay the Loan and the Promissory Notes in full immediately upon written demand of Lender after the occurrence and during the continuance of an Event of Default by paying the applicable Prepayment Amount.

Upon any prepayment in part of the Loan and the Promissory Notes, the prepayment shall be applied to the Loan Payments and any other amounts due hereunder and under the Promissory Notes in such order as determined by Lender.

Section 2.07. Joint and Several Liability. (a) The obligations under the Borrower Documents of each Borrower are joint and several. Each reference to the term “Borrower” shall be deemed to refer to each Borrower; each representation and warranty made by either Borrower shall be deemed to have been made by each Borrower; each covenant and undertaking on the part of either Borrower shall be deemed individually applicable with respect to each Borrower; and each event constituting a default under this Agreement shall be determined with respect to each Borrower. A separate action or actions may be brought and prosecuted against either Borrower whether an action is brought against any other Borrower or whether any other Borrower is joined in any such action or actions. Each Borrower waives any right to require Collateral Agent or Lender to: (i) proceed against any other Borrower or any other Credit Party; (ii) proceed against or exhaust any Collateral held from any other Borrower or any other Credit Party; or (iii) pursue any other remedy in Collateral Agent’s or Lender’s power whatsoever. Notices hereunder required to be provided to Borrowers shall be effective if provided to either Borrower. Any consent on the part of Borrowers hereunder shall be effective when provided by either Borrower, and Collateral Agent and Lender shall be entitled to rely upon any notice or consent given by either Borrower as being notice or consent given by Borrowers hereunder.

(b)     In the event that either Borrower is deemed to be a surety or any obligation of either Borrower under this Agreement is deemed to be an agreement by such Borrower to answer for the debt or default of another Borrower or any other Credit Party or as a hypothecation of property as security therefore, each Borrower represents and warrants that: (i) no representation has been made to it as to the creditworthiness of any other obligor, and (ii) it has established adequate means of obtaining from each other obligor on a continuing basis, financial or other information pertaining to each other obligor’s financial condition. Each Borrower expressly waives diligence, demand, presentment, protest and notice of every kind and nature whatsoever, including but not limited to, notice of non-payment, dishonor, protest, acceptance, default, acceleration or enforcement of rights and remedies, and consents that Collateral Agent and/or Lender and either Borrower may deal with each other in connection with said obligations or otherwise, or alter any contracts now or hereafter existing between them, in any manner whatsoever, including without limitation the renewal, extension, acceleration, changes in time for payment, and increases or decreases in any principal, rate of interest or other amounts owing, all without in any way altering the liability of each Borrower, or affecting any security for such obligations. Should any default be made in the payment of any such obligations or in the terms or conditions of any security held, Collateral Agent and Lender are hereby expressly given the right, at their option, to proceed in the enforcement of this Agreement or any other of the Borrower Documents independently of any other remedy or security they may at any time hold in connection with such obligations secured and it shall not be necessary for Collateral Agent or Lender to proceed upon or against and/or exhaust any other security or remedy before proceeding to enforce its rights against either Borrower. Each Borrower agrees that its obligations under this Agreement and all other Borrower Documents shall be primary, absolute, continuing and unconditional, irrespective of and unaffected by any of the following actions or circumstances (regardless of any notice to or consent of such Borrower): (i) the genuineness, validity, regularity and enforceability of the Borrower Documents; (ii) any extension, renewal, amendment, change, waiver or other modification of the Borrower Documents or any other document; (iii) the absence of, or delay in, any action to enforce the Borrower Documents; (iv) Collateral Agent’s or Lender’s failure or delay in obtaining any other guaranty of the Obligations; (v) the release of, extension of time for payment or performance by, or any other indulgence granted to either Borrower or any other person with respect to the Obligations by operation of law or otherwise; (vi) the existence, value, condition, loss, subordination or release (with or without substitution) of, or failure to have title to or perfect and maintain a security interest in, or the time, place and manner of any sale or other disposition of any Collateral or security given in connection with the Obligations, or any other impairment (whether intentional or negligent, by operation of law or otherwise) of the rights of Borrowers; (vii) either Borrower’s voluntary or involuntary bankruptcy, assignment for the benefit of creditors, reorganization, or similar proceedings affecting such Borrower or any of its assets; or (viii) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Borrower further waives any right of subrogation, reimbursement, exoneration, contribution, indemnification, setoff or other recourse in respect of sums paid to Collateral Agent or Lender by either Borrower, until all the Obligations have been paid in full. Each Borrower unconditionally and irrevocably (i) waives and agrees not to assert any and all rights, benefits and defenses which might otherwise be available under the laws of the State of New York which might operate, contrary to such Borrower’s agreements in the Borrower Documents, to limit such Borrower’s liability under, or the enforcement of, the Borrower Documents; (ii) waives the benefits of any statutory provision limiting the right of Collateral Agent or Lender to recover a deficiency judgment, or to otherwise proceed, against any person or entity obligated for the payment of the Obligations, after any foreclosure or trustee’s sale of any collateral securing payment of the Obligations; (iii) covenants that the Loan Documents will not be discharged until all of the Obligations are fully satisfied; (iv) agrees that the Borrower Documents shall remain in full effect without regard to, and shall not be affected or impaired by, any invalidity, irregularity or unenforceability in whole or in part of any of the Loan Documents, or any limitation of the liability of either Borrower thereunder, or any limitation on the method or terms of payment thereunder which may now or hereafter be caused or imposed in any manner whatsoever; and (v) waives and relinquishes any right such Borrower now has or may hereafter acquire to revoke the Borrower Documents or any provision thereof.

(c)     Each Borrower represents and warrants that (i) each Borrower is an affiliate of each other, (ii) each Borrower is subject to the same control, directly or indirectly, of each other Borrower, and (iii) each Borrower is financially interdependent on each other. As a result of such common control, each Borrower acknowledges and agrees that a common enterprise exists and that each Borrower will receive consideration for its execution and delivery of the Borrower Documents.

Section 2.08. Security. The Obligations shall be secured by, among other things, a lien on the Collateral pursuant to this Agreement and the Mortgages and by certain other documents executed and delivered in connection herewith.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01. Conditions of Closing. Lender’s agreement to make the Loan and to disburse the Loan Proceeds shall be subject to the condition precedent that Lender shall have received all of the following, each in form and substance satisfactory to Lender:

(a)     This Agreement, properly executed on behalf of Borrowers, and each of the Exhibits hereto properly completed.

(b)     The Promissory Notes, properly executed on behalf of Borrowers.

(c)     The First Amendment.

(d)     Each Mortgage for the Properties other than the Property in Pennsylvania, properly executed on behalf of the applicable Borrower.

(e)     The Environmental Indemnity Agreement, properly executed on behalf of the Credit Parties.

(f)     The Guaranty Agreement, properly executed on behalf of Guarantor.

(g)     A certificate of the Secretary or an Assistant Secretary of each Credit Party, certifying as to (i) the resolutions of the board of directors or consent of the members or managers of such Credit Party, authorizing the execution, delivery and performance of the Loan Documents, (ii) the Organizational Documents of such Credit Party, and (iii) the signatures of the officers or agents of such Credit Party authorized to execute and deliver the Borrower Documents on behalf of such Credit Party.

(h)     Currently certified copies of the articles of incorporation or organization of each Credit Party.

(i)     A Certificate of Good Standing issued as to each Credit Party by the Secretary of State of the state of such Credit Party’s organization not more than 30 days prior to the date hereof.

(j)     Financing statements authorized by each Borrower, as debtor, and naming Collateral Agent, as secured party.

(k)     Certificates of the insurance required hereunder, containing a lender’s loss payable clause or endorsement in favor of Lender.

(l)     Date down and mortgage modification endorsements to the existing mortgagee policy of title insurance in favor of Collateral Agent with respect to the Property located in Pennsylvania (the “Pennsylvania Title Policy”), which, among other things, increase the amount of coverage to $8,500,000.

(m)     An ALTA (or equivalent) mortgagee policy of title insurance with respect to the Property located in California, each with reinsurance and endorsements as Lender may require, containing no exceptions to title (printed or otherwise) which are unacceptable to Lender, and insuring that the related Mortgage is a second-priority lien (subject to the existing lien in favor of Collateral Agent) on such Property. Without limitation, such policy shall (i) be in the ALTA 2006 form (deleting arbitration, if permissible) or, if not available, the form commonly used in the State, insuring Collateral Agent and its successors and assigns; and (ii) include the following endorsements and/or affirmative coverages: (A) ALTA 9 Comprehensive, (B) Survey, (C) Access, (D) Environmental Protection Lien, (E) Subdivision, (F) Contiguity (as applicable), (G) Tax Parcel, (H) Address and Improvement, (I) Usury, (J) Tax Sale (as applicable), (K) Doing Business, (L) First Loss, (M) Tie-In (except with respect to the Property located in Hanover, Pennsylvania), and (N) ALTA 3.1 Zoning (with additional coverage for number and type of parking spaces). Such policy of title insurance shall be in the amount of $14,450,000.

(n)     An appraisal of the Property located in Pennsylvania and the Property located in California addressed to Lender, in form and substance acceptable to Lender and prepared by an MAI certified appraiser acceptable to Lender in conformance with the guidelines and recommendations set forth in the Uniform Standards of Professional Appraisal Practice (USPAP) and the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute.

(o)     Current searches of appropriate filing offices showing that (i) no state or federal tax liens have been filed and remain in effect against either Borrower, (ii) no financing statements have been filed and remain in effect against either Borrower relating to the Collateral except those financing statements filed by Lender, and (iii) all financing statements necessary to perfect the lien on the Collateral have been filed.

(p)     An opinion of counsel to Credit Parties, addressed to Lender and Collateral Agent, in form and substance acceptable to Lender.

(q)     Payment of all previously documented Lender’s fees, commissions and expenses required by Section 11.01 hereof.

(r)     Any other documents or items required by Lender.

Section 3.02. Conditions of Disbursement of Security Deposit. Collateral Agent’s agreement to disburse the Security Deposit shall be subject to the condition precedent that Collateral Agent and Lender shall have received all of the following, each in form and substance reasonably satisfactory to Collateral Agent and Lender:

(a)     An as built ALTA survey of the Property located in Pennsylvania, in form and substance acceptable to Lender.

(b)     An endorsement to the Pennsylvania Title Policy that removes the survey exception.

(c)     A final appraisal of the Property located in Pennsylvania addressed to Lender, in form and substance acceptable to Lender and prepared by an MAI certified appraiser acceptable to Lender in conformance with the guidelines and recommendations set forth in the Uniform Standards of Professional Appraisal Practice (USPAP) and the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute.

(d)     A final certificate of occupancy for the Property located in Pennsylvania.

(e)     Proof that the final payment has been made to the contractor of the improvements on the Property located in Pennsylvania and final lien waivers in connection therewith.

(f)     Invoices for the final payment on any Equipment Facility Collateral not paid in full as of the Closing Date, and proof of payment of the same.

(g)     A certificate of acceptance for all of the Equipment Facility Collateral executed on behalf of Borrowers.

(h)     Any other documents or items reasonably required by Lender.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWERS

Each Borrower represents, warrants and covenants for the benefit of Lender and Collateral Agent, as follows:

(a)     Apio is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Apio Cooling is a limited partnership duly organized, validly executing and in good standing under the laws of the State of California. Each Borrower has power to enter into the Borrower Documents and by proper action has duly authorized the execution and delivery of the Borrower Documents. Each Borrower is in good standing and is duly licensed or qualified to transact business in the state of its respective organization and in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. Each Borrower’s exact legal name is as set forth on the execution page hereof.

(b)     Each Borrower has been fully authorized to execute and deliver the Borrower Documents under the terms and provisions of the resolution of its board of directors or consent of its managers or members, as the case may be, or by other appropriate official approval, and further represents, covenants and warrants that all requirements have been met, and procedures have occurred in order to ensure the enforceability of the Borrower Documents and the Borrower Documents have been duly authorized, executed and delivered.

(c)     The officer of each Borrower executing the Borrower Documents has been duly authorized to execute and deliver the Borrower Documents.

(d)     The Borrower Documents constitute valid and legally binding obligations of each Borrower, enforceable against such Borrower in accordance with their respective terms, except to the extent limited by bankruptcy, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(e)     The execution and delivery of the Borrower Documents, the consummation of the transactions contemplated hereby and the fulfillment of the terms and conditions hereof do not and will not violate any law, rule, regulation or order, the violation of which could reasonably be expected to have a material adverse effect on the financial condition, operations or business of Borrowers taken as a whole, conflict with or result in a breach of any of the terms or conditions of any Organizational Document of such Borrower or conflict with or result in a breach of any restriction or of any agreement or instrument to which such Borrower is now a party and do not and will not constitute a default under any of the foregoing or result in the creation or imposition of any liens, charges or encumbrances of any nature upon any of the property or assets of such Borrower contrary to the terms of any instrument or agreement.

(f)     The authorization, execution, delivery and performance of this Agreement by each Borrower do not require submission to, approval of, or other action by any governmental authority or agency, which action with respect to this Agreement has not been taken and which is final and nonappealable.

(g)     There is no action, suit, proceeding, claim, inquiry or investigation, at law or in equity, before or by any court, regulatory agency, public board or body pending or, to the best of either Borrower’s knowledge, threatened against or affecting either Borrower, challenging either Borrower’s authority to enter into the Borrower Documents or any other action wherein an unfavorable ruling or finding would adversely affect the enforceability of the Borrower Documents or any other transaction of either Borrower which is similar hereto, or could reasonably be expected to cause a material adverse effect on the financial condition, operations or business of Borrowers taken as a whole.

(h)     Each Property is properly zoned for its current and anticipated use and the use of such Property will not violate any applicable zoning, land use, environmental or similar law or restriction. Borrowers have all licenses and permits to use the Real Estate Collateral.

(i)     Borrowers have furnished to Lender the Reports (as defined in the Environmental Indemnity Agreement). Except as disclosed to Lender in the Report, neither Borrower has received any notification of any kind suggesting that any Property or any adjacent property is or may be contaminated with any Hazardous Waste or Materials or is or may be required to be cleaned up in accordance with any applicable law or regulation; and each Borrower further represents and warrants that, except as previously disclosed to Lender and Collateral Agent in writing, to the best of its knowledge as of the date hereof after due and diligent inquiry, there are no Hazardous Waste or Materials located in, on or under any Property or any adjacent property, or incorporated in any improvements, nor has any Property or any adjacent property ever been used as a landfill or a waste disposal site, or a manufacturing, handling, storage, distribution or disposal facility for Hazardous Waste or Materials. Each Borrower has obtained all permits, licenses and other authorizations which are required under any Environmental Laws at such Borrower’s facilities or in connection with the operation of its facilities. Except as previously disclosed to Lender and Collateral Agent in writing, Borrowers and all activities of Borrowers at their respective facilities comply with all Environmental Laws and with all terms and conditions of any required permits, licenses and authorizations applicable to Borrowers with respect thereto. Except as previously disclosed to Lender and Collateral Agent in writing, Borrowers are also in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any plan, order, decree, judgment or notice of which Borrowers are aware, the noncompliance with which could reasonably be expected to cause a material adverse effect on the financial condition, operations or business of Borrowers taken as a whole. Except as previously disclosed to Lender and Collateral Agent in writing, neither Borrower is aware of, and neither Borrower has received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with, or which may give rise to any liability under, any Environmental Laws.

(j)     Borrowers has heretofore furnished to Lender (i) the audited consolidated financial statements of Guarantor and its subsidiaries dated December 31, 2014 and (ii) the unaudited consolidated financial statements of Guarantor and its subsidiaries for the months ended December 31, 2015, and those statements fairly present the financial condition of Borrowers and Guarantor on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with GAAP (except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures). Since December 31, 2015, with respect to Guarantor and its subsidiaries, there has been no material adverse change in the business, properties or financial condition of such entities taken as a whole.

(k)     Borrowers have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by them. Borrowers have filed all federal, state and local tax returns which are required to be filed, and Borrowers have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by them to the extent such taxes have become due.

(l)     All financial and other information provided to Lender by or on behalf of any Credit Party in connection with Borrowers’ request for the Loan contemplated hereby is true and correct in all material respects and no Credit Party has omitted to provide Lender with any information which would be material to Lender’s decision to enter into this Agreement and, as to projections, valuations or pro forma financial statements, present a good faith opinion as to such projections, valuations and pro forma condition and results.

(m)     Borrowers have authorized Lender and Collateral Agent to file financing statements, and such financing statements when filed will be sufficient to perfect the security interest created pursuant to this Agreement. When such financing statements are filed in the offices noted therein, Collateral Agent will have a valid and perfected security interest in the Collateral, subject to no other Lien other than Permitted Liens. None of the Collateral constitutes a replacement of, substitution for or accessory to any property of either Borrower subject to a Lien. Borrowers own the Collateral subject to no Liens except for the Liens created hereby and by the Mortgages, the Permitted Exceptions and the Permitted Liens.

(n)     No person other than Borrowers and Tenant are in occupancy or possession of any portion of any Property.

(o)     Neither any Credit Party nor any individual or entity owning directly or indirectly any interest in any Credit Party is an individual or entity whose property or interests are subject to being “blocked” under any of the Terrorism Laws or is otherwise in violation of any of the Terrorism Laws.

ARTICLE V

TITLE TO COLLATERAL; SECURITY INTEREST

Section 5.01. Title to Collateral. Borrowers shall have good, marketable and insurable title in fee simple to all Collateral that is real property, and good title to all other Collateral. Borrowers will at all times protect and defend, at their own cost and expense, such title from and against all Liens and legal processes of creditors of Borrowers, and keep all Collateral free and clear of all such Liens and processes other than Liens created hereby and by the Mortgages, the Permitted Exceptions and the Permitted Liens.

Section 5.02. Security Interest in Collateral. This Agreement is intended to constitute a security agreement within the meaning of the UCC. As security for the Obligations, Borrowers hereby grant to Collateral Agent, for the benefit of Lender, a security interest constituting a first lien on the Collateral, subject to Permitted Liens. Borrowers ratify their previous authorization for Lender or Collateral Agent to pre-file UCC financing statements and any amendments thereto describing the Collateral and containing any other information required by the applicable UCC. Borrowers authorize Collateral Agent, and hereby grant Collateral Agent a power of attorney (which is coupled with an interest), to file financing statements and amendments thereto describing the Collateral and containing any other information required by the applicable UCC and all proper terminations of the filings of other secured parties with respect to the Collateral, in such form and substance as Collateral Agent, in its sole discretion, may determine. Borrowers agree to execute such additional documents, including demands for terminations, assignments, affidavits, notices and similar instruments, in form satisfactory to Collateral Agent, and take such other actions that Collateral Agent deems necessary or appropriate to establish and maintain the security interest created by this Section, and each Borrower hereby designates and appoints Collateral Agent as its agent, and grants to Collateral Agent a power of attorney (which is coupled with an interest), to execute on behalf of such Borrower such additional documents and to take such other actions. Each Borrower hereby waives any right that such Borrower may have to file with the applicable filing officer any financing statement, amendment, termination or other record pertaining to the Collateral and/or Collateral Agent’s interest therein.

Section 5.03. Change in Name or Corporate Structure of either Borrower; Change in Location of either Borrower’s Chief Executive Office or Principal Executive Office. Each Borrower’s chief executive office and principal executive office are located at the address set forth on Schedule 5.03, and all of such Borrower’s records relating to its business and the Collateral are kept at such location. Borrowers hereby agree to provide written notice to Collateral Agent and Lender of any change or proposed change in its name, corporate structure, chief executive office or principal executive office or change or proposed change in the location of the Real Estate Collateral or any material portion of the Equipment Collateral. Such notice shall be provided ten days in advance of the date that such change or proposed change is planned to take effect.

Section 5.04. Liens. Neither Borrower shall, directly or indirectly, create, incur, assume or suffer to exist any Lien on or with respect to the Collateral except for the Lien created hereby or by the Mortgages, the Permitted Exceptions or the Permitted Liens. Borrowers shall promptly, at their own expense, take such action as may be necessary duly to discharge or remove any such Lien. Borrowers shall reimburse Collateral Agent and Lender for any expenses incurred by Collateral Agent or Lender to discharge or remove any Lien.

Section 5.05. Assignment of Insurance. As additional security for the Obligations, Borrowers hereby assign to Collateral Agent, for the benefit of Lender, any and all moneys (including, without limitation, proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of Borrowers with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and Borrowers hereby direct the issuer of any such policy to pay all such moneys directly to Collateral Agent. Borrowers hereby assign to Collateral Agent any and all moneys due or to become due with respect to any condemnation proceeding affecting the Collateral. At any time, whether before or after the occurrence and during the continuance of any Event of Default, Collateral Agent may (but need not), in Collateral Agent’s name or in either Borrower’s name, execute and deliver proof of claim, receive all such moneys, endorse checks and other instruments representing payment of such moneys, and adjust, litigate, compromise or release any claim against the issuer of any such policy or party in any condemnation proceeding.

Section 5.06. Collateral Agent. By accepting the benefits of this Agreement, Lender appoints Collateral Agent as its collateral agent under and for the purposes of the Collateral Agent Documents. Lender authorizes Collateral Agent to act on behalf of Lender under the Collateral Agent Documents and to exercise such powers thereunder as are specifically delegated to or required of Collateral Agent by the terms thereof, together with such powers as may be reasonably incidental thereto. Without limiting the provisions of any Collateral Agent Document, neither Collateral Agent nor the directors, officers, employees or agents thereof shall be liable to Lender (and Lender will hold Collateral Agent harmless) for any action taken or omitted to be taken by it under any Collateral Agent Document, or in connection therewith, expect for willful misconduct or gross negligence of Collateral Agent, or responsible for any recitals or warranties therein, or for the effectiveness, enforceability, validity or due execution of any Collateral Agent Document, or for the creation, perfection or priority of any lien created by any Collateral Agent Document, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, or to make any inquiry respecting the performance by Borrowers of their obligations hereunder.

ARTICLE VI

AFFIRMATIVE COVENANTS OF BORROWERS

So long as the Loan shall remain unpaid, Borrowers will comply with the following requirements:

Section 6.01. Reporting Requirements. Borrowers will deliver, or cause to be delivered, to Lender each of the following, which shall be in form and detail acceptable to Lender:

(a)     as soon as available, and in any event within 90 days after the end of each fiscal year of Guarantor, audited consolidated financial statements of Guarantor and its subsidiaries with the unqualified opinion of independent certified public accountants selected by Guarantor and reasonably acceptable to Lender, which annual financial statements shall include the consolidated balance sheet of Guarantor and its subsidiaries as at the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows of Guarantor and its subsidiaries for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP, together with (i) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default hereunder; and (ii) a certificate of the chief financial officer of Guarantor in the form of Exhibit C hereto stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;

(b)     as soon as available and in any event within 45 days after the end of each fiscal quarter of Guarantor, an unaudited/internal consolidated balance sheet and statements of income and retained earnings of Guarantor and its subsidiaries as at the end of and for such quarter and for the year to date period then ended, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP and certified by the chief financial officer of Guarantor, subject to year-end audit adjustments; and accompanied by a certificate of that officer in the form of Exhibit C hereto stating (i) that such financial statements have been prepared in accordance with GAAP, and (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto;

(c)     as promptly as practicable (but in any event not later than ten Business Days) after an officer of either Borrower obtains knowledge of the occurrence of any event that constitutes a Default or an Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of such Borrower of the steps being taken by Borrowers to cure the effect of such Default or Event of Default;

(d)     promptly upon knowledge thereof, notice of any loss or destruction of or damage to any Collateral having a fair market value in excess of $100,000 or of any material adverse change in any Collateral;

(e)     promptly upon knowledge thereof, notice of any violation by either Borrower of any law, rule or regulation, the noncompliance with which could reasonably be expected to cause a material adverse effect on its financial condition, operations or business of Borrowers taken as a whole; and

(f)     promptly upon knowledge thereof, notice of any material adverse change in the financial or operating condition of any Credit Party.

Notwithstanding anything in this Section to the contrary, Credit Parties shall be deemed to have satisfied the obligations in clauses (a) and (b) of this Section (other than the obligation to provide a certificate of the chief financial officer of Guarantor) on the date on which Guarantor posts such documents, or provides a link thereto on Guarantor’s website on the internet at the website address www.landec.com (or any successor page notified to Lender). Furthermore, documents required to be delivered pursuant to clauses (a) and (b) of this Section may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System.

Section 6.02. Books and Records; Inspection and Examination. Each Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to such Borrower’s business and financial condition and such other matters as Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon request of Lender, will permit any officer, employee, attorney or accountant for Lender to audit, review, make extracts from, or copy any and all corporate and financial books, records and properties of such Borrower at all times during ordinary business hours, and to discuss the affairs of such Borrower with any of its directors, officers, employees or agents. Borrowers will permit Lender, or its employees, accountants, attorneys or agents, to examine and copy any or all of their records and to examine and inspect the Collateral at any time during Borrowers’ business hours.

Section 6.03. Compliance With Laws. Borrowers will (a) comply with the requirements of applicable laws and regulations, the noncompliance with which could reasonably be expected to cause a material adverse effect on their financial condition, operations or business and (b) use and keep the Collateral, and will require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance. Borrower shall secure all permits and licenses, if any, necessary for the installation and operation of the Collateral. Borrowers shall comply in all respects (including, without limitation, with respect to the use, maintenance and operation of each portion of the Collateral) with all laws of the jurisdictions in which its operations involving any portion of the Collateral may extend and of any legislative, executive, administrative or judicial body exercising any power or jurisdiction over any portion of the Collateral or its interest or rights under this Agreement, the noncompliance with which could reasonably be expected to cause a material adverse effect on its financial condition, operations or business of Borrowers taken as a whole.

Section 6.04. Environmental Compliance. Borrowers shall promptly comply with all statutes, regulations and ordinances, and with all orders, decrees or judgments of governmental authorities or courts having jurisdiction, relating to the use, collection, treatment, disposal, storage, control, removal or cleanup of Hazardous Waste or Materials in, on or under the Properties or any adjacent property, or incorporated in any improvements, at Borrowers’ expense. In the event that Lender or Collateral Agent at any time believes, in its sole but reasonable discretion, that any Property is not free of all Hazardous Waste or Materials other than Permitted Substances (as defined in the Environmental Indemnity Agreement) or that either Borrower has violated any applicable Environmental Laws with respect to any Property, then, upon request by Lender or Collateral Agent, Borrowers promptly shall obtain and furnish to Lender and Collateral Agent, at Borrowers’ sole cost and expense, an environmental audit and inspection of such Property from an expert satisfactory to Lender and Collateral Agent in their sole but reasonable discretion. In the event that Borrowers fail to promptly obtain such audit or inspection, Lender or Collateral Agent or its agents may perform or obtain such audit or inspection at Borrowers’ sole cost and expense. Lender and Collateral Agent may, but are not obligated to, enter upon any Property and take such actions and incur such costs and expenses to effect such compliance as they deem advisable to protect their interest in such Property; and whether or not either Borrower has actual knowledge of the existence of Hazardous Waste or Materials on such Property or any adjacent property as of the date hereof, Borrowers shall reimburse Lender and Collateral Agent as provided herein for the full amount of all reasonable costs and expenses incurred by Lender or Collateral Agent prior to Collateral Agent acquiring title to any Property through foreclosure or acceptance of a deed in lieu of foreclosure, in connection with such compliance activities. Neither this provision nor any provision herein or in the Mortgages or related documents shall operate to put Lender or Collateral Agent in the position of an owner of any Property prior to any acquisition of such Property by Lender or Collateral Agent. The rights granted to Lender and Collateral Agent herein and in the Mortgages or related documents are granted solely for the protection of Collateral Agent’s lien and security interest covering the Properties and do not grant to Lender and Collateral Agent the right to control either Borrower’s actions, decisions or policies regarding Hazardous Waste or Materials.

Section 6.05. Payment of Taxes and Other Claims. Borrowers will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon them or upon their income or profits, upon any properties belonging to them (including, without limitation, the Collateral) or upon or against the creation, perfection or continuance of the lien created pursuant to this Agreement or the Mortgages, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by them, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of either Borrower; provided, that Borrowers shall not be required to pay any Contested Taxes. Borrowers will pay, as the same respectively come due, all taxes and governmental charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Collateral (other than Contested Taxes), as well as all gas, water, steam, electricity, heat, power, telephone, utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Collateral.

Section 6.06. Preservation and Maintenance of Collateral. Borrowers (a) shall, at their own expense, maintain, preserve and keep the Collateral in good repair, working order and condition, and shall from time to time make all repairs and replacements necessary to keep the Collateral in such condition, and in compliance with state and federal laws, ordinary wear and tear excepted, (b) shall not commit waste or permit impairment or deterioration of the Collateral, (c) shall not abandon the Collateral, (d) shall restore or repair promptly and in a good and workmanlike manner all or any portion of the Collateral to the equivalent of its original condition, or such other condition as Lender may approve in writing, in the event of any damage, injury or loss thereto, whether or not insurance proceeds are available to cover in whole or in part the costs of such restoration or repair, (e) shall keep all improvements and fixtures on the Properties, in good repair and shall replace fixtures and equipment on the Properties when necessary to keep such items in good repair, (f) shall generally operate and maintain the Properties in a manner to ensure maximum rentals, and (g) shall give notice in writing to Lender of and, unless otherwise directed in writing by Lender, appear in and defend any action or proceeding purporting to affect the Collateral, the security of this Agreement or the Mortgages or the rights or powers of Lender hereunder or thereunder. Neither either Borrower nor any tenant or other person shall remove, demolish or alter any improvement now existing or hereafter erected on the Properties or any fixture in or on the Properties except when incident to the replacement of fixtures with items of like kind. In the event that any portion of the Collateral become worn out, lost, destroyed, damaged beyond repair or otherwise rendered unfit for use, Borrowers, at their own expense and expeditiously, will replace or cause the replacement of such portion by replacement property free and clear of all liens and encumbrances and with a value and utility at least equal to that of the property being replaced (assuming that such replaced portions were otherwise in good working order and repair). All such replacement property shall be deemed to be incorporated immediately into and to constitute an integral portion of the Collateral and, as such, shall be subject to the terms of this Agreement and the Mortgages. Neither Lender nor Collateral shall have any responsibility in any of these matters, or for the making of improvements or additions to the Collateral.

Each Borrower represents, warrants and covenants that the Properties are and shall be in compliance with the Americans with Disabilities Act of 1990 and all of the regulations promulgated thereunder to the extent applicable to the Properties, as the same may be amended from time to time.

Section 6.07. Insurance. (a) Borrowers shall obtain and maintain the following types of insurance upon and relating to the Collateral:

(i)     “Special Form” property and fire insurance (with extended coverage endorsement including malicious mischief and vandalism) in an amount not less than the full replacement value of the Collateral (with a deductible not to exceed $100,000), naming Collateral Agent under a lender’s loss payable endorsement naming Collateral Agent as mortgagee and loss payee and including agreed amount, inflation guard, replacement cost and waiver of subrogation endorsements;

(ii)     Commercial general liability insurance in an amount not less than $2,000,000 per occurrence and on an occurrence basis, insuring against personal injury, death and property damage and naming Collateral Agent and Lender as additional insureds;

(iii)     Business interruption insurance or rent loss insurance, as applicable, covering loss of rental (including all expenses payable by tenants) for up to six months in an amount of up to $5,126,000;

(iv)     Flood hazard insurance with respect to each Property in amounts not less than the maximum limit of coverage then available with respect to such Property or the amount of such Property, whichever is less if such Property is located in an area designated by the Federal Emergency Management Act or is hereafter designated or identified as an area having special flood hazards by the Department of Housing and Urban Development or such other official as shall from time to time be authorized by federal or state law to make such designation pursuant to any national or state program of flood insurance; and

(v)     Such other types of insurance or endorsements to existing insurance as may be required from time to time by Lender or Collateral Agent.

(b)     Upon the request of Lender or Collateral Agent, Borrowers shall increase the coverages under any of the insurance policies required to be maintained hereunder or otherwise modify such policies in accordance with Lender’s standard commercial lending practices.

(c)     All of the insurance policies required hereunder shall be issued by corporate insurers licensed to do business in the state in which each Property is located and having a Best’s Rating-Financial Size Rating of A:VIII or better as determined and published by A.M. Best Company and shall be in form acceptable to Lender and Collateral Agent. Certificates of all insurance required to be maintained hereunder shall be delivered to Lender and Collateral Agent (which may include the requirement of an Acord 28 “Evidence of Property Insurance” form as to property insurance) prior to or contemporaneously with Borrowers’ execution of this Agreement. All such certificates shall be in form reasonably acceptable to Lender and Collateral Agent and with respect to property insurance shall require the insurance company to give to Collateral Agent at least 30 days’ prior written notice before canceling the policy for any reason or materially amending it. In addition, with respect to any liability policies Borrowers’ insurance broker shall endeavor to provide Collateral Agent 30 days’ prior written notice of cancellation or non-renewal (other than cancellation or non-renewal based on non-payment of premium) and 10 days prior written notice for cancellation or non-renewal based on non-payment of premium. Certificates evidencing all renewal and substitute policies of insurance shall be delivered to Collateral Agent at least 15 days before termination of the policies being renewed or substituted. If any loss shall occur at any time after the occurrence and during the continuance of an Event of Default, Collateral Agent shall be entitled to the benefit of all insurance policies held or maintained by Borrowers, to the same extent as if same had been made payable to Collateral Agent, and upon foreclosure under the Mortgages, Collateral Agent shall become the owner thereof. Lender and Collateral Agent shall have the right, but not the obligation, to make premium payments, at Borrowers’ expense, to prevent any cancellation, endorsement, alteration or reissuance of any policy of insurance maintained by either Borrower, and such payments shall be accepted by the insurer to prevent same.

(d)     As among Lender, Collateral Agent and Borrowers, Borrowers assume all risks and liabilities from any cause whatsoever, whether or not covered by insurance, for loss or damage to any portion of the Collateral and for injury to or death of any person or damage to any property, whether such injury or death be with respect to agents or employees of either Borrower or of third parties, and whether such property damage be to either Borrower’s property or the property of others. Whether or not covered by insurance, Borrowers hereby assume responsibility for and agrees to reimburse Lender and Collateral Agent for and will indemnify, defend and hold Lender and Collateral Agent harmless from and against all liabilities, obligations, losses, damages, penalties, claims, actions, costs and expenses (including reasonable attorneys’ fees) of whatsoever kind and nature, imposed on, incurred by or asserted against Lender or Collateral Agent that in any way relate to or arise out of this Agreement, the transactions contemplated hereby and the Collateral, including but not limited to, (i) the selection, manufacture, construction, purchase, acceptance or rejection of the Collateral or the ownership of the Collateral, (ii) the delivery, lease, possession, maintenance, use, condition, return or operation of the Collateral, (iii) the condition of the Collateral sold or otherwise disposed of after possession by either Borrower, (iv) any patent or copyright infringement, (v) the conduct of either Borrower, its officers, employees and agents, (vi) a breach of either Borrower of any of its covenants or obligations under any Borrower Document and (vii) any claim, loss, cost or expense involving alleged damage to the environment relating to the Collateral, including, but not limited to investigation, removal, cleanup and remedial costs. All amounts payable by Borrowers pursuant to the immediately preceding sentence shall be paid within ten (10) days after written demand of Lender or Collateral Agent, as the case may be. This provision shall survive the termination of this Agreement.

Section 6.08. Preservation of Existence. Each Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

Section 6.09. Performance by Lender. If either Borrower at any time fails to perform or observe any of the covenants or agreements contained in any Borrower Document, and if such failure shall continue for a period of 10 calendar days after Lender or Collateral Agent gives such Borrower written notice thereof (or in the case of the agreements contained in Sections 6.06 and 6.07 hereof, immediately upon the occurrence of such failure, without notice or lapse of time), Lender or Collateral Agent may, but need not, perform or observe such covenant on behalf and in the name, place and stead of such Borrower (or, at Lender’s or Collateral Agent’s option, in Lender’s or Collateral Agent’s name) and may, but need not, take any and all other actions which Lender or Collateral Agent may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens or encumbrances, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and Borrowers shall thereupon pay to Lender and Collateral Agent within ten (10) days after written demand the amount of all moneys expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by Lender or Collateral Agent in connection with or as a result of the performance or observance of such agreements or the taking of such action by Lender or Collateral Agent, together with interest thereon from the date expended or incurred at the lesser of 10% per annum or the highest rate permitted by law. To facilitate the performance or observance by Lender and Collateral Agent of such covenants of Borrowers, each Borrower hereby irrevocably appoints Lender and Collateral Agent, or the delegate of Lender or Collateral Agent, acting alone, as the attorney in fact of such Borrower with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of such Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by such Borrower under this Agreement.

ARTICLE VII

NEGATIVE COVENANTS OF BORROWERS

So long as the Loan shall remain unpaid, Borrowers agree that:

Section 7.01. Sale of Assets. Neither Borrower will sell, lease, assign, transfer or otherwise dispose of all or a substantial part of its assets or of any of the Collateral or any interest therein (whether in one transaction or in a series of transactions).

Section 7.02. Consolidation and Merger. Neither Borrower will consolidate with or merge into any person, or permit any other person to merge into it or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other person.

Section 7.03. Accounting. Neither Borrower will adopt, permit or consent to any material change in accounting principles other than as required by GAAP. Neither Borrower will adopt, permit or consent to any change in its fiscal year.

Section 7.04. Modifications and Substitutions. Except for the improvements to the Property located in Pennsylvania as previously disclosed to Lender, neither Borrower shall make any material alterations, modifications or additions to, or substitutions of, the Real Estate Collateral without the prior written consent of Lender (such consent not to be unreasonably withheld or delayed); provided, however, that any substitutions made pursuant to Borrowers’ obligations to make repairs referenced under any provision of this Agreement shall not require such prior written consent. Borrowers shall provide such documents or assurances as Lender may reasonably request to maintain or confirm the lien in favor of Lender on the Real Estate Collateral as so altered, modified or substituted.

Section 7.05. Use of Property. Unless required by applicable law or unless Lender has otherwise agreed in writing, neither Borrower shall allow changes in the use for which all or any part of any Property was intended at the time this Agreement was executed. Neither Borrower shall, without Lender’s prior written consent, (a) initiate or acquiesce in a change in the zoning classification (including any variance under any existing zoning ordinance applicable to any Property), (b) permit the use of any Property to become a non-conforming use under applicable zoning ordinances, (c) file any subdivision or parcel map affecting any Property, or (d) amend, modify or consent to any easement or covenants, conditions and restrictions pertaining to any Property.

ARTICLE VIII

DAMAGE AND DESTRUCTION; CONDEMNATION

Section 8.01. Damage and Destruction. Borrowers shall provide a complete written report to Collateral Agent and Lender immediately upon any loss, theft, damage or destruction of any Collateral and of any accident involving any Real Estate Collateral resulting in a loss of at least $350,000. With respect to any Damaged Collateral, Borrowers shall as soon as practicable after such event either: (a) replace the same at Borrowers’ sole cost and expense with property having substantially similar specifications and of equal or greater value to the Damaged Collateral immediately prior to the time of the loss occurrence, such replacement property to be subject to Collateral Agent’s and Lender’s approval, whereupon such replacement property shall be substituted in this Agreement and the other related documents by appropriate endorsement or amendment; or (b) with respect to Damaged Collateral involving a loss of at least $350,000, pay the applicable Damaged Collateral Amount. With respect to Damaged Collateral involving a loss of at least $350,000, Borrowers shall notify Collateral Agent and Lender of which course of action it will take within 30 calendar days after the loss occurrence. If, within 90 calendar days of the loss occurrence, (a) Borrowers fail to notify Collateral Agent and Lender; (b) Borrowers, Collateral Agent and Lender fail to execute an amendment to this Agreement and any related document to delete the Damaged Collateral and add the replacement property or (c) Borrowers fail to pay the applicable Damaged Collateral Amount, then Lender may, at its sole discretion, declare the applicable Damaged Collateral Amount to be immediately due and payable, and Borrowers are required to pay the same. The Net Proceeds of insurance with respect to the Damaged Collateral shall be made available by Collateral Agent to be applied to discharge Borrowers’ obligation under this Section. The payment of the Damaged Collateral Amount and the termination of Collateral Agent’s interest in the Damaged Collateral is subject to the terms of Section 2.07 hereof. For purposes of this Section, the term “Net Proceeds” shall mean the amount remaining from the gross proceeds of any insurance claim after deducting all expenses (including reasonable attorneys’ fees) incurred in the collection of such claim.

Section 8.02. Condemnation. If the Real Estate Collateral, or any part thereof with a book value in excess of $350,000, shall be condemned for any reason, including without limitation fire or earthquake damage, or otherwise taken for public or quasi-public use under the power of eminent domain, or be transferred in lieu thereof, all damages or other amounts awarded for the taking of, or injury to, the Real Estate Collateral shall be paid to Collateral Agent who shall have the right, in its sole and absolute discretion, to apply the amounts so received against (a) the costs and expenses of Collateral Agent and Lender, including reasonable attorneys’ fees incurred in connection with collection of such amounts, and (b) the balance against the amounts due hereunder; provided, however, that if (i) no Event of Default shall have occurred and be continuing hereunder, (ii) Borrowers provide evidence satisfactory to Collateral Agent and Lender of its ability to pay all amounts becoming due hereunder during the pendency of any restoration or repairs to or replacement of the Real Estate Collateral, (iii) Collateral Agent determines, in its sole discretion, that the proceeds of such award are sufficient to restore, repair, replace and rebuild the Real Estate Collateral as nearly as possible to its value, condition and character immediately prior to such taking (or, if the proceeds of such award are insufficient for such purpose, if Borrowers provide additional sums to Collateral Agent’s satisfaction so that the aggregate of such sums and the proceeds of such award will be sufficient for such purpose), and (iv) Borrowers provide evidence satisfactory to Collateral Agent in its sole but reasonable discretion that none of the tenants of such Property will terminate their lease agreements as a result of either the condemnation or taking or the repairs to or replacement of the Real Estate Collateral, the proceeds of such award, together with additional sums provided by Borrowers, shall be placed in a separate account for the benefit of Collateral Agent and Borrowers to be used to restore, repair, replace and rebuild the Real Estate Collateral as nearly as possible to its value, condition and character immediately prior to such taking. All work to be performed in connection therewith shall be pursuant to a written contract therefor, which contract shall be subject to the prior approval of Collateral Agent. To the extent that any funds remain after the Real Estate Collateral has been so restored and repaired, the same shall be applied against the amounts due hereunder in such order as Collateral Agent and Lender may elect. To enforce their rights hereunder, Collateral Agent and Lender shall be entitled to participate in and control any condemnation proceedings relating to any portion of the Real Estate Collateral with a book value of at least $350,000 and to be represented therein by counsel of their own choice, and Borrowers will deliver, or cause to be delivered to Collateral Agent and Lender such instruments as may be requested by them from time to time to permit such participation. In the event Lender, as a result of any such judgment, decree or award, believes in its sole but reasonable discretion that the payment or performance of the Loan is impaired, Lender may declare all of the amounts due hereunder immediately due and payable.

ARTICLE IX

ASSIGNMENT, SUBLEASING AND SELLING

Section 9.01. Assignment by Lender. This Agreement, and the obligations of Borrowers to make payments hereunder, may be assigned and reassigned in whole or in part to one or more assignees or subassignees by Lender at any time subsequent to its execution, without the necessity of obtaining the consent of either Borrower; provided, however, that no such assignment or reassignment shall be effective unless and until Borrowers shall have received notice of the assignment or reassignment disclosing the name and address of the assignee or subassignee. Upon receipt of notice of assignment, Borrowers shall agree to make all payments to the assignee designated in the notice of assignment, notwithstanding any claim, defense, setoff or counterclaim whatsoever (whether arising from a breach of this Agreement or otherwise) that Borrowers may from time to time have against Lender or the assignee. Borrowers agree to execute all documents, including notices of assignment and chattel mortgages, which may be reasonably requested by Lender or its assignee to protect their interest in the Collateral and in this Agreement.

Section 9.02. No Sale or Assignment by Borrowers. This Agreement and the interest of Borrowers in the Collateral may not be sold, assumed, assigned or encumbered by Borrowers other than (a) in accordance with Section 7.01 hereof and (ii) by the lien created hereunder and under the Mortgages, the Permitted Exceptions and the Permitted Liens.

ARTICLE X

EVENTS OF DEFAULT AND REMEDIES

Section 10.01. Events of Default. The following constitute “Events of Default” under this Agreement:

(a)     failure by Borrowers to pay to Lender when due any Loan Payment or to pay any other payment required to be paid hereunder and the continuation of such failure for a period of 10 days;

(b)     failure by Borrowers to maintain insurance on the Collateral in accordance with Section 6.07 hereof;

(c)     failure by Borrowers to comply with the provisions of Section 5.04, 6.01, 7.01 or 7.02 hereof;

(d)     failure by any Credit Party to observe and perform any other covenant, condition or agreement contained in any Loan Document or in any other document or agreement executed in connection herewith on its part to be observed or performed for a period of 30 days after written notice is given to such Credit Party specifying such failure and directing that it be remedied; provided, however, that, if the failure stated in such notice cannot be corrected within such 30-day period, Lender will not unreasonably withhold its consent to an extension of such time if corrective action is instituted by Credit Parties, within the applicable period and diligently pursued until the default is corrected;

(e)     any Credit Party shall be or become insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or any Credit Party shall apply for or consent to the appointment of any receiver, trustee or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of such Credit Party; or any Credit Party shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against any Credit Party; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of any Credit Party;

(f)     determination by Lender that any representation or warranty made by any Credit Party in any Loan Document or in any other document executed in connection herewith was untrue in any material respect when made;

(g)     an amendment or termination relating to a filed financing statement describing any of the Collateral is improperly filed;

(h)     the occurrence of an event of default and the expiration of any applicable notice and cure period under the Revolving Credit Facility or the Existing Loan Agreement;

(i)     the occurrence of an event of default and the expiration of any applicable notice and cure period under any instrument, agreement or other document evidencing, relating to or securing any indebtedness or other monetary obligation of any Credit Party having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(j)     Guarantor shall repudiate, purport to revoke or fail to perform such Guarantor’s obligations under the Guaranty Agreement;

(k)     except as otherwise provided pursuant to Section 7.02 hereof, ownership of either Borrower changes during the period that the Loan is outstanding (each Borrower hereby acknowledges that Lender has made its decision to enter into the transactions contemplated hereby based upon the management expertise of the current owners and their ownership of such Borrower); and

(l)     the occurrence of an event of default and the expiration of any applicable notice and cure period under any Loan Document or any other agreement between or among CF and any Credit Party.

Section 10.02. Remedies on Default. Whenever an Event of Default described in Section 10.01(e) hereof shall have occurred, the Prepayment Amount automatically shall be due and payable, whereupon the Prepayment Amount automatically shall become and be forthwith due and payable without presentment, notice of dishonor, protest or further notice of any kind, all of which are hereby expressly waived by Borrowers. Whenever any Event of Default shall have occurred, Lender and/or Collateral Agent shall have the right, at its sole option without any further demand or notice, to take any one or any combination of the following remedial steps which are accorded to Lender by applicable law:

(a)     by notice to either Borrower, declare the Prepayment Amount to be forthwith due and payable, whereupon the Prepayment Amount shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which are hereby expressly waived by Borrowers;

(b)     proceed by appropriate court action to enforce specific performance by Borrowers of the applicable covenants of this Agreement or to recover for the breach thereof, including the payment of all amounts due from Borrowers. Borrowers shall pay or repay to Lender and Collateral Agent all costs of such action or court action, including, without limitation, reasonable attorneys’ fees;

(c)     exercise all rights and remedies under any Loan Document and the Existing Loan Agreement; and

(d)     take whatever action at law or in equity that may appear necessary or desirable to enforce its rights with respect to the Collateral. Borrowers shall pay or repay to Lender all costs of such action or court action, including, without limitation, reasonable attorneys’ fees.

All proceeds from any disposition of the Collateral shall be applied in the following manner:

FIRST, to pay all proper and reasonable costs and expenses associated with the recovery, repair, storage and sale of the Collateral, including reasonable attorneys’ fees and expenses;

SECOND, to pay (i) Lender the amount of all unpaid Loan Payments or other obligations (whether direct or indirect owed by Borrowers to Lender), if any, which are then due and owing, together with interest and late charges thereon, (ii) Lender the then applicable Prepayment Amount (taking into account the payment of past-due Loan Payments as aforesaid), plus a pro rata allocation of interest, at the rate utilized to calculate the Loan Payments, from the next preceding due date of a Loan Payment until the date of payment by the buyer, and (iii) any other amounts due hereunder, including indemnity payments, taxes, charges, reimbursement of any advances and other amounts payable to Lender or Collateral Agent hereunder; and

THIRD, to pay the remainder of the sale proceeds, purchase moneys or other amounts paid by a buyer of the Collateral to Borrowers.

Notwithstanding any other remedy exercised hereunder, Borrowers shall remain obligated to pay to Lender any unpaid portion of the Prepayment Amount.

Section 10.03. No Remedy Exclusive. No remedy herein conferred upon or reserved to Lender or Collateral Agent is intended to be exclusive and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle Lender or Collateral Agent to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice other than such notice as may be required by this Article. All remedies herein conferred upon or reserved to Lender or Collateral Agent shall survive the termination of this Agreement.

Section 10.04. Late Charge; Default Interest. If Lender does not receive from Borrowers payment in full of any Loan Payment or any other sum due under this Agreement or any other Loan Document within 10 days after its due date, Borrowers agree to pay a late fee equal to five percent (5%) on such late Loan Payment or other sum, but not exceeding any lawful maximum. Such late fee will be immediately due and payable, and is in addition to any other costs, fees and expenses that Borrowers may owe as a result of such late payment. Additionally, if the Loan is accelerated pursuant to Section 10.02 hereof, the amounts due and owing hereunder shall accrue interest at the lesser of 10% per annum or the highest rate not prohibited by applicable law from the date of such accelerated maturity until paid (both before and after any judgment). The application of such 10% interest rate shall not be interpreted or deemed to extend any cure period set forth in this Agreement or any other Loan Document, cure any default or otherwise limit Lender’s or Collateral Agent’s rights or remedies hereunder or under any Loan Document.

ARTICLE XI

MISCELLANEOUS

Section 11.01. Costs and Expenses of Lender and Collateral Agent. Borrowers shall pay to Lender and Collateral Agent, in addition to the Loan Payments payable by Borrowers hereunder, such amounts as shall be required by Lender or Collateral Agent in payment of any reasonable costs and expenses incurred by Lender or Collateral Agent in connection with the execution, performance or enforcement of this Agreement, including but not limited to payment of all reasonable fees, costs and expenses and all administrative costs of Lender or Collateral Agent in connection with the Collateral, expenses (including, without limitation, attorneys’ fees and disbursements), fees of auditors or attorneys, insurance premiums not otherwise paid hereunder and all other direct and necessary administrative costs of Lender or Collateral Agent or charges required to be paid by it in order to comply with the terms of, or to enforce its rights under, this Agreement. Such costs and expenses shall be billed to Borrowers by Lender or Collateral Agent, as the case may be, from time to time, together with a statement certifying that the amount so billed has been paid by Lender or Collateral Agent for one or more of the items above described, or that such amount is then payable by Lender or Collateral Agent for such items. Amounts so billed shall be due and payable by Borrowers within 30 days after receipt of the bill by Borrowers.

Section 11.02. Disclaimer of Warranties. LENDER MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, AS TO THE VALUE, DESIGN, CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR FITNESS FOR USE OF THE COLLATERAL, OR ANY OTHER WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT THERETO. In no event shall Lender be liable for any loss or damage in connection with or arising out of this Agreement, the Collateral or the existence, furnishing, functioning or Borrowers’ use of any item or products or services provided for in this Agreement.

Section 11.03. Notices. All notices, certificates, requests, demands and other communications provided for hereunder or under any Loan Document shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, or (c) sent by overnight courier of national reputation, in each case addressed to the party to whom notice is being given at its address as set forth above or, as to each party, at such other address as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, or (c) the date sent if sent by overnight courier. If notice to Borrowers of any intended disposition of the Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in this Section) at least 10 calendar days prior to the date of intended disposition or other action.

Section 11.04. Further Assurance and Corrective Instruments. Borrowers hereby agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further acts, instruments, conveyances, transfers and assurances, as Lender or Collateral Agent reasonably deems necessary or advisable for the implementation, correction, confirmation or perfection of any Borrower Document and any rights of Lender or Collateral Agent thereunder.

Section 11.05. Binding Effect; Time of the Essence. This Agreement shall inure to the benefit of and shall be binding upon Lender, Borrowers and their respective successors and assigns. Time is of the essence.

Section 11.06. Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 11.07. Amendments. To the extent permitted by law, the terms of this Agreement shall not be waived, altered, modified, supplemented or amended in any manner whatsoever except by written instrument signed by the parties hereto, and then such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given.

Section 11.08. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 11.09. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding choice-of-law principles).

Section 11.10. Captions. The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

Section 11.11. Entire Agreement. The Borrower Documents and all exhibits thereto constitute the entire agreement between Lender and Borrowers. There are no understandings, agreements, representations or warranties, express or implied, not specified herein or in such documents regarding this Agreement or the Properties.

Section 11.12. Usury. It is the intention of the parties hereto to comply with any applicable usury laws; accordingly, it is agreed that, notwithstanding any provisions to the contrary in this Agreement, in no event shall this Agreement require the payment or permit the collection of interest or any amount in the nature of interest or fees in excess of the maximum permitted by applicable law.

Section 11.13. Limitations of Liability. In no event, whether as a result of breach of contract, warranty, tort (including negligence or strict liability), indemnity or otherwise, shall Lender, its assignees, if any, or Collateral Agent be liable for any special, consequential, incidental, punitive or penal damages, including, but not limited to, loss of profit or revenue, loss of use of the Collateral, service materials or software, damage to associated equipment, service materials or software, cost of capital, cost of substitute property, service materials or software, facilities, services or replacement power or downtime costs.

Section 11.14. Waiver of Jury Trial. lender, COLLATERAL AGENT and borrowerS hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of, directly or indirectly, this agreement, any borrower document, any of the related documents, any dealings AMONG lender, COLLATERAL AGENT or borrowerS relating to the subject matter of the transactions contemplated by this agreement, any borrower document or any related transactions, and/or the relationship that is being established AMONG lender, COLLATERAL AGENT and borrowerS. the scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court (including, without limitation, contract claims, tort claims, breach of duty claims and all other common law and statutory claims). this waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this agreement, any borrower document, any related documents, or to any other documents or agreements relating to the transactions contemplated by this agreement, any borrower document or any related transactions. in the event of litigation, this agreement may be filed as a written consent to a trial by the court.

[REMAINDER OF PAGE INTENTIONALLY BLANK; EXECUTION PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in their respective corporate names by their duly authorized officers, all as of the date first written above.

Lender and Collateral Agent:	CF EQUIPMENT LOANS, LLC, as lender and as collateral agent

By:
	Title:	Authorized Representative

Borrowers:	APIO, INC.

By:
	Title:	Vice President

APIO COOLING A CALIFORNIA LIMITED PARTNERSHIP

	By:	Apio, Inc., its general partner

By:
Title:	Vice President

[EXECUTION PAGE OF LOAN AGREEMENT]

Annex I to Loan Agreement

NOTICE ADDRESSES

Lender

CF Equipment Loans, LLC

230 Schilling Circle

Suite 300

Hunt Valley, MD 21031

Borrowers

Apio, Inc.

4575 W. Main St.; P.O. Box 727

Guadalupe, CA 93434

Attn: Jeffery S. Kraetsch

Corporate Controller

Facsimile: (805) 249-6239

Apio Cooling A California Limited Partnership

c/o Apio, Inc.

4575 W. Main St.; P.O. Box 727

Guadalupe, CA 93434

Attn: Jeffery S. Kraetsch

Corporate Controller

Facsimile: (805) 249-6239

Exhibit A-1 to Loan Agreement

SCHEDULE OF PRINCIPAL PORTIONS OF LOAN PAYMENTS (Real Estate Note)

payment
no.	Payment Date	principal	balance

	2/26/2016		7,686,000.00
	3/1/2016	-	7,686,000.00
1	4/1/2016	32,025.00	7,653,975.00
2	5/1/2016	32,025.00	7,621,950.00
3	6/1/2016	32,025.00	7,589,925.00
4	7/1/2016	32,025.00	7,557,900.00
5	8/1/2016	32,025.00	7,525,875.00
6	9/1/2016	32,025.00	7,493,850.00
7	10/1/2016	32,025.00	7,461,825.00
8	11/1/2016	32,025.00	7,429,800.00
9	12/1/2016	32,025.00	7,397,775.00
10	1/1/2017	32,025.00	7,365,750.00
11	2/1/2017	32,025.00	7,333,725.00
12	3/1/2017	32,025.00	7,301,700.00
13	4/1/2017	32,025.00	7,269,675.00
14	5/1/2017	32,025.00	7,237,650.00
15	6/1/2017	32,025.00	7,205,625.00
16	7/1/2017	32,025.00	7,173,600.00
17	8/1/2017	32,025.00	7,141,575.00
18	9/1/2017	32,025.00	7,109,550.00
19	10/1/2017	32,025.00	7,077,525.00
20	11/1/2017	32,025.00	7,045,500.00
21	12/1/2017	32,025.00	7,013,475.00
22	1/1/2018	32,025.00	6,981,450.00
23	2/1/2018	32,025.00	6,949,425.00
24	3/1/2018	32,025.00	6,917,400.00
25	4/1/2018	32,025.00	6,885,375.00
26	5/1/2018	32,025.00	6,853,350.00
27	6/1/2018	32,025.00	6,821,325.00
28	7/1/2018	32,025.00	6,789,300.00
29	8/1/2018	32,025.00	6,757,275.00
30	9/1/2018	32,025.00	6,725,250.00
31	10/1/2018	32,025.00	6,693,225.00
32	11/1/2018	32,025.00	6,661,200.00

33	12/1/2018	32,025.00	6,629,175.00
34	1/1/2019	32,025.00	6,597,150.00
35	2/1/2019	32,025.00	6,565,125.00
36	3/1/2019	32,025.00	6,533,100.00
37	4/1/2019	32,025.00	6,501,075.00
38	5/1/2019	32,025.00	6,469,050.00
39	6/1/2019	32,025.00	6,437,025.00
40	7/1/2019	32,025.00	6,405,000.00
41	8/1/2019	32,025.00	6,372,975.00
42	9/1/2019	32,025.00	6,340,950.00
43	10/1/2019	32,025.00	6,308,925.00
44	11/1/2019	32,025.00	6,276,900.00
45	12/1/2019	32,025.00	6,244,875.00
46	1/1/2020	32,025.00	6,212,850.00
47	2/1/2020	32,025.00	6,180,825.00
48	3/1/2020	32,025.00	6,148,800.00
49	4/1/2020	32,025.00	6,116,775.00
50	5/1/2020	32,025.00	6,084,750.00
51	6/1/2020	32,025.00	6,052,725.00
52	7/1/2020	32,025.00	6,020,700.00
53	8/1/2020	32,025.00	5,988,675.00
54	9/1/2020	32,025.00	5,956,650.00
55	10/1/2020	32,025.00	5,924,625.00
56	11/1/2020	32,025.00	5,892,600.00
57	12/1/2020	32,025.00	5,860,575.00
58	1/1/2021	32,025.00	5,828,550.00
59	2/1/2021	32,025.00	5,796,525.00
60	3/1/2021	32,025.00	5,764,500.00
61	4/1/2021	32,025.00	5,732,475.00
62	5/1/2021	32,025.00	5,700,450.00
63	6/1/2021	32,025.00	5,668,425.00
64	7/1/2021	32,025.00	5,636,400.00
65	8/1/2021	32,025.00	5,604,375.00
66	9/1/2021	32,025.00	5,572,350.00
67	10/1/2021	32,025.00	5,540,325.00
68	11/1/2021	32,025.00	5,508,300.00
69	12/1/2021	32,025.00	5,476,275.00
70	1/1/2022	32,025.00	5,444,250.00
71	2/1/2022	32,025.00	5,412,225.00
72	3/1/2022	32,025.00	5,380,200.00
73	4/1/2022	32,025.00	5,348,175.00
74	5/1/2022	32,025.00	5,316,150.00
75	6/1/2022	32,025.00	5,284,125.00

76	7/1/2022	32,025.00	5,252,100.00
77	8/1/2022	32,025.00	5,220,075.00
78	9/1/2022	32,025.00	5,188,050.00
79	10/1/2022	32,025.00	5,156,025.00
80	11/1/2022	32,025.00	5,124,000.00
81	12/1/2022	32,025.00	5,091,975.00
82	1/1/2023	32,025.00	5,059,950.00
83	2/1/2023	32,025.00	5,027,925.00
84	3/1/2023	32,025.00	4,995,900.00
85	4/1/2023	32,025.00	4,963,875.00
86	5/1/2023	32,025.00	4,931,850.00
87	6/1/2023	32,025.00	4,899,825.00
88	7/1/2023	32,025.00	4,867,800.00
89	8/1/2023	32,025.00	4,835,775.00
90	9/1/2023	32,025.00	4,803,750.00
91	10/1/2023	32,025.00	4,771,725.00
92	11/1/2023	32,025.00	4,739,700.00
93	12/1/2023	32,025.00	4,707,675.00
94	1/1/2024	32,025.00	4,675,650.00
95	2/1/2024	32,025.00	4,643,625.00
96	3/1/2024	32,025.00	4,611,600.00
97	4/1/2024	32,025.00	4,579,575.00
98	5/1/2024	32,025.00	4,547,550.00
99	6/1/2024	32,025.00	4,515,525.00
100	7/1/2024	32,025.00	4,483,500.00
101	8/1/2024	32,025.00	4,451,475.00
102	9/1/2024	32,025.00	4,419,450.00
103	10/1/2024	32,025.00	4,387,425.00
104	11/1/2024	32,025.00	4,355,400.00
105	12/1/2024	32,025.00	4,323,375.00
106	1/1/2025	32,025.00	4,291,350.00
107	2/1/2025	32,025.00	4,259,325.00
108	3/1/2025	32,025.00	4,227,300.00
109	4/1/2025	32,025.00	4,195,275.00
110	5/1/2025	32,025.00	4,163,250.00
111	6/1/2025	32,025.00	4,131,225.00
112	7/1/2025	32,025.00	4,099,200.00
113	8/1/2025	32,025.00	4,067,175.00
114	9/1/2025	32,025.00	4,035,150.00
115	10/1/2025	32,025.00	4,003,125.00
116	11/1/2025	32,025.00	3,971,100.00
117	12/1/2025	32,025.00	3,939,075.00
118	1/1/2026	32,025.00	3,907,050.00

119	2/1/2026	32,025.00	3,875,025.00
120	3/1/2026	32,025.00	3,843,000.00
120	3/1/2026	3,843,000.00	-
		----------
		7,686,000.00

Exhibit A-2 to Loan Agreement

SCHEDULE OF PRINCIPAL PORTIONS OF LOAN PAYMENTS (Equipment Note)

payment
No.	Payment Date	principal	balance

	2/26/2016		9,089,389.88
	3/1/2016	-	9,089,389.88
1	4/1/2016	108,207.02	8,981,182.86
2	5/1/2016	108,207.02	8,872,975.84
3	6/1/2016	108,207.02	8,764,768.82
4	7/1/2016	108,207.02	8,656,561.80
5	8/1/2016	108,207.02	8,548,354.78
6	9/1/2016	108,207.02	8,440,147.76
7	10/1/2016	108,207.02	8,331,940.74
8	11/1/2016	108,207.02	8,223,733.72
9	12/1/2016	108,207.02	8,115,526.70
10	1/1/2017	108,207.02	8,007,319.68
11	2/1/2017	108,207.02	7,899,112.66
12	3/1/2017	108,207.02	7,790,905.64
13	4/1/2017	108,207.02	7,682,698.62
14	5/1/2017	108,207.02	7,574,491.60
15	6/1/2017	108,207.02	7,466,284.58
16	7/1/2017	108,207.02	7,358,077.56
17	8/1/2017	108,207.02	7,249,870.54
18	9/1/2017	108,207.02	7,141,663.52
19	10/1/2017	108,207.02	7,033,456.50
20	11/1/2017	108,207.02	6,925,249.48
21	12/1/2017	108,207.02	6,817,042.46
22	1/1/2018	108,207.02	6,708,835.44
23	2/1/2018	108,207.02	6,600,628.42
24	3/1/2018	108,207.02	6,492,421.40
25	4/1/2018	108,207.02	6,384,214.38
26	5/1/2018	108,207.02	6,276,007.36
27	6/1/2018	108,207.02	6,167,800.34
28	7/1/2018	108,207.02	6,059,593.32
29	8/1/2018	108,207.02	5,951,386.30
30	9/1/2018	108,207.02	5,843,179.28
31	10/1/2018	108,207.02	5,734,972.26

32	11/1/2018	108,207.02	5,626,765.24
33	12/1/2018	108,207.02	5,518,558.22
34	1/1/2019	108,207.02	5,410,351.20
35	2/1/2019	108,207.02	5,302,144.18
36	3/1/2019	108,207.02	5,193,937.16
37	4/1/2019	108,207.02	5,085,730.14
38	5/1/2019	108,207.02	4,977,523.12
39	6/1/2019	108,207.02	4,869,316.10
40	7/1/2019	108,207.02	4,761,109.08
41	8/1/2019	108,207.02	4,652,902.06
42	9/1/2019	108,207.02	4,544,695.04
43	10/1/2019	108,207.02	4,436,488.02
44	11/1/2019	108,207.02	4,328,281.00
45	12/1/2019	108,207.02	4,220,073.98
46	1/1/2020	108,207.02	4,111,866.96
47	2/1/2020	108,207.02	4,003,659.94
48	3/1/2020	108,207.02	3,895,452.92
49	4/1/2020	108,207.02	3,787,245.90
50	5/1/2020	108,207.02	3,679,038.88
51	6/1/2020	108,207.02	3,570,831.86
52	7/1/2020	108,207.02	3,462,624.84
53	8/1/2020	108,207.02	3,354,417.82
54	9/1/2020	108,207.02	3,246,210.80
55	10/1/2020	108,207.02	3,138,003.78
56	11/1/2020	108,207.02	3,029,796.76
57	12/1/2020	108,207.02	2,921,589.74
58	1/1/2021	108,207.02	2,813,382.72
59	2/1/2021	108,207.02	2,705,175.70
60	3/1/2021	108,207.02	2,596,968.68
60	3/1/2021	2,596,968.68	0.00
		----------
		9,089,389.88

B-2

Exhibit B to Loan Agreement

LIST OF EQUIPMENT COLLATERAL

[SEE ATTACHED]

Exhibit C to Loan Agreement

FORM OF CERTIFICATE OF CHIEF FINANCIAL OFFICER

I, the undersigned, hereby certify that I am the duly qualified and acting chief financial officer of Landec Corporation (“Guarantor”) and, with respect to Section [6.01(a)/6.01(b)] of the Loan Agreement dated as of February 26, 2016 (the “Agreement”) by and between Borrowers named therein and CF Equipment Loans, LLC, as lender and as collateral agent, that:

1.	The attached financial statements have been prepared in accordance with GAAP.

2.	I have no knowledge of any Default or Event of Default under the Agreement.

Dated: _________ __, 20__.

Guarantor:	LANDEC CORPORATION

By:
	Title:	Chief Financial Officer
Date:

Exhibit D to Loan Agreement

PAY PROCEEDS SCHEDULE

[SEE ATTACHED]

SCHEDULE 5.03

LIST OF BORROWERS’ CHIEF EXECUTIVE OFFICES AND PRINCIPAL

EXECUTIVE OFFICES

Apio, Inc.	4575 W. Main St. Guadalupe, CA 93434 (Chief Executive Office)
Apio, Inc.	P.O. Box 727, Guadalupe, California 93434 (Principal Mailing Address)
Cal Ex Trading Company	4575 W. Main St. Guadalupe, CA 93434 (Chief Executive Office and Principal Mailing Address)